Exhibit 99.1

Evine Live Inc. Reports First Quarter 2017 Results

Company Reports EPS Improvement of 44% Over Prior Year

MINNEAPOLIS, MN – May 23, 2017 – Evine Live Inc. (“Evine”) (NASDAQ: EVLV) today announced results for the first quarter ended April 29, 2017. The Company posted quarterly net sales of $156 million. The Company also posted a net loss of $3.2 million, a 35% improvement year-over-year, EPS of ($0.05), a 44% improvement year-over-year, and an Adjusted EBITDA of $3.1 million.

“As expected, it was a tough retail environment so I’m pleased that our teams were able to deliver on our revenue and EPS guidance to our stakeholders,” said CEO Bob Rosenblatt. “This is the fourth quarter in a row we have improved our bottom line profitability. We are more passionate than ever that our discipline around the interactive video commerce fundamentals is positioning our company well for continued improvement in profitability throughout the year.”

Fiscal Year 2017 First Quarter Highlights

•	Net sales were $156 million, a 6.3% decrease year-over-year.

•	Gross profit as a percentage of sales decreased 80 basis points to 36.0% year-over-year.

•	Net loss was $3.2 million, a 35% improvement year-over-year.

•	Adjusted EBITDA was $3.1 million, an 11% decrease year-over-year.

•	EPS was ($0.05), a 44% improvement year-over-year.

•	Total cash, including restricted cash, was $26 million.

Rosenblatt continued, “Our 2017 growth strategy remains focused on building proprietary and exclusive brands as well as using our national multi-platform distribution to showcase lesser known compelling brands that cannot replicate our kind of reach in today’s retail landscape. Our team finds the brands and helps tell their stories in a way only interactive video commerce can do.”

“It is clear,” Rosenblatt added, “the traditional department store retail strategy of offering everything to everyone has been disrupted by technology, which allows for narrowcasting of personal shopping capabilities to consumers. We believe our growth strategy positions us to become the platform for the next generation of personalized ecommerce.”

SUMMARY RESULTS AND KEY OPERATING METRICS

($ Millions, except average selling price and EPS)

	Q1 2017 4/29/2017	Q1 2016 4/30/2016	Change

Net Sales	$156.3	$166.9	(6.3%)

Gross Margin %	36.0%	36.8%	(80	bps)

Adjusted EBITDA	$3.1	$3.4	(11%)

Net Loss	$(3.2)	$(4.9)	(35%)

EPS	$(0.05)	$(0.09)	(44%)

Net Shipped Units (000s)	2,580	2,417	7%
Average Selling Price (ASP)	$54	$62	(13%)
Return Rate %	18.8%	19.2%	(40	bps)
Digital Net Sales %	50.6%	48.8%	180	bps
Total Customers - 12 Month Rolling (000s)	1,409	1,441	(2%)

% of Net Merchandise Sales by Category
Jewelry & Watches	41%	43%
Home & Consumer Electronics	22%	24%
Beauty	15%	15%
Fashion & Accessories	22%	18%
Total	100%	100%

First Quarter 2017 Results

•	Wearable categories, which include Jewelry & Watches, Fashion & Accessories, and Beauty, decreased in sales by 5% year-over-year, which was primarily driven by the Watches category. The top performing category in the quarter was Fashion, which grew 8% year-over-year. Consumer Electronics, which continues to decline as a result of Management’s proactive reduction of lower margin merchandise in this category, decreased by 45% year-over-year.

•	Return rate for the quarter was 18.8%; an improvement of 40 basis points year-over-year.

•	Gross profit as a percentage of sales decreased 80 basis points to 36.0% year-over-year, driven primarily by rate and mix pressures from the Watches category. Gross profit dollars decreased 8% to $56.3 million year-over-year.
•	Operating expense decreased $8.1 million year-over-year to $56.9 million, a 12% decrease, driven by reduced selling and distribution expenses, reduced management transition costs and other reductions from our continued profit improvement initiatives.
•	Net loss was $3.2 million, a 35% improvement year-over-year and Adjusted EBITDA decreased 11% to $3.1 million. EPS for the fiscal 2017 first quarter improved $0.04 or 44% to ($0.05) year-over-year.

Liquidity and Capital Resources

On January 31, 2017, as previously announced, the Company purchased 4,400,000 shares of its common stock, representing approximately 6.7% of shares then outstanding, for approximately $4.9 million or $1.12 per share in a private transaction with NBCUniversal Media, LLC, a subsidiary of Comcast Corporation (“Comcast”)(NASDAQ:CMCSA).  The Company used cash on hand to buy back the shares.

On March 21, 2017, also as previously announced, the Company continued to strengthen its balance sheet and paid down $9.5 million, or approximately 60%, of its Great American Capital Partners (GACP) high interest term loan. The Company used a combination of cash on hand and $6.0 million from its lower interest PNC Credit Facility to fund this pay down.

As of April 29, 2017, total cash, including restricted cash, was $26 million, compared to $33 million at the end of fiscal 2016. The decrease is primarily related to the cash used in the two transactions listed above. The Company also had an additional $12 million of unused availability on its revolving credit facility with PNC Bank, which gives the Company total liquidity of approximately $38 million as of the end of the first quarter.

Second Quarter and Full Year 2017 Outlook

The following details relate to our expected performance for the second quarter and full-year of fiscal 2017:

For Q2: We expect revenues to decline 3% to 5%, which reflects management’s continued rebalancing of the Company’s merchandising mix to reduce low margin consumer electronics that began back in Q2 of 2016. From a profitability perspective, management expects the Company to post net income and EPS that is in line with prior year’s Q2 results.

For Full Year: We continue to expect slightly positive sales for fiscal 2017 and adjusted EBITDA to be in the $18 to $22 million range, which would be growth of 11% to 36% year over year. These results include a 53rd week in fiscal 2017.

Conference Call

A conference call and webcast to discuss the Company's first quarter earnings will be held at 8:30 a.m. Eastern Time on Tuesday, May 23, 2017:

WEBCAST LINK:	http://event.on24.com/wcc/r/1336366/E19C012FADA147573983E34DDF0EE365

TELEPHONE:	1-877-407-9039 (domestic) or 1-201-689-8470 (international)

PASSCODE:	13661446

Please visit www.evine.com/ir for more investor information and to review an updated investor deck.

About Evine Live Inc.

Evine Live Inc. (NASDAQ:EVLV) operates Evine, a multiplatform video commerce company that offers a mix of proprietary, exclusive and name brands directly to consumers in an engaging and informative shopping experience via television, online and mobile. Evine reaches more than 87 million cable and satellite television homes with entertaining content in a comprehensive digital shopping experience 24 hours a day.

Please visit www.evine.com/ir for more investor information.

Contacts

Media:
Dawn Zaremba
press@evine.com
(952) 943-6043

Investors:
Michael Porter
mporter@evine.com
(952) 943-6517

EVINE Live Inc.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

	April 29,	January 28,
	2017	2017
	(Unaudited)
ASSETS
Current assets:
Cash	$25,938	$32,647
Restricted cash and investments	450	450
Accounts receivable, net	85,538	99,062
Inventories	75,649	70,192
Prepaid expenses and other	5,784	5,510
Total current assets	193,359	207,861
Property and equipment, net	53,672	52,715
FCC broadcasting license	12,000	12,000
Other assets	2,306	2,204
Total Assets	$261,337	$274,780

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$58,211	$65,796
Accrued liabilities	42,944	37,858
Current portion of long term credit facilities	3,440	3,242
Deferred revenue	85	85
Total current liabilities	104,680	106,981

Other long term liabilities	407	428
Deferred tax liability	3,719	3,522
Long term credit facilities	78,454	82,146
Total liabilities	187,260	193,077

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.01 par value, 400,000 shares authorized; zero shares issued and outstanding	-	-
Common stock, $.01 par value, 99,600,000 shares authorized; 60,968,092 and 65,192,314 shares issued and outstanding	610	652

Additional paid-in capital	432,574	436,962

Accumulated deficit	(359,107)	(355,911)
Total shareholders' equity	74,077	81,703
Total Liabilities and Shareholders' Equity	$261,337	$274,780

 EVINE Live Inc.

 AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF OPERATIONS

 (Unaudited)

 (In thousands, except share and per share data)

	For the Three-Month Periods Ended
	April 29,	April 30,
	2017	2016
Net sales	$156,343	$166,920
Cost of sales	100,057	105,472
Gross profit	56,286	61,448
Margin %	36.0%	36.8%
Operating expense:
Distribution and selling	48,730	53,425
General and administrative	5,995	5,769
Depreciation and amortization	1,636	2,107
Executive and management transition costs	506	3,601
Distribution facility consolidation and technology upgrade costs	-	80
Total operating expense	56,867	64,982
Operating loss	(581)	(3,534)

Other income (expense):
Interest income	2	2
Interest expense	(1,495)	(1,205)
Loss on debt extinguishment	(913)	-
Total other expense	(2,406)	(1,203)

Loss before income taxes	(2,987)	(4,737)

Income tax provision	(209)	(205)

Net loss	$(3,196)	$(4,942)

Net loss per common share	$(0.05)	$(0.09)

Net loss per common share
---assuming dilution	$(0.05)	$(0.09)

Weighted average number of common shares outstanding:
Basic	60,918,508	57,181,155
Diluted	60,918,508	57,181,155

EVINE Live Inc.

AND SUBSIDIARIES

Reconciliation of Net Loss to Adjusted EBITDA:

(Unaudited)

	For the Three-Month Periods Ended
	April 29,	April 30,
	2017	2016
	(In Thousands)
Net loss	$(3,196)	$(4,942)
Adjustments:
Depreciation and amortization	2,604	3,041
Interest income	(2)	(2)
Interest expense	1,495	1,205
Income taxes	209	205
EBITDA (as defined)	$1,110	$(493)

A reconciliation of EBITDA to Adjusted EBIDTA is as follows:
EBITDA (as defined)	$1,110	$(493)
Adjustments:
Executive and management transition costs	506	3,601
Loss on debt extinguishment	913	-
Distribution facility consolidation and technology upgrade costs	-	80
Non-cash share-based compensation	521	237
Adjusted EBITDA	$3,050	$3,425

Adjusted EBITDA

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); executive and management transition costs; loss on debt extinguishment; distribution facility consolidation and technology upgrade costs and non-cash share-based compensation expense. The Company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our television and online businesses and in order to maintain comparability to our analyst's coverage and financial guidance, when given. Management believes that the term Adjusted EBITDA allows investors to make a meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles (“GAAP”) and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The Company has included a reconciliation of the comparable GAAP measure, net income (loss) to Adjusted EBITDA in this release.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope, should, plan, will or similar expressions. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees or estimated cost savings from contract renegotiations; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships and develop key partnerships and proprietary and exclusive brands; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our credit facilities covenants; customer acceptance of our branding strategy and our repositioning as a video commerce company; the market demand for television station sales; changes to our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; including without limitation, regulations of the Federal Communications Commission and Federal Trade Commission, and adverse outcomes from regulatory proceedings; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; our ability to obtain and retain key executives and employees; our ability to attract new customers and retain existing customers; changes in shipping costs; our ability to offer new or innovative products and customer acceptance of the same; changes in customers viewing habits of television programming; and the risks identified under “Risk Factors” in our recently filed Form 10-K and any additional risk factors identified in our periodic reports since the date of such Form 10-K. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. We are under no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.